Toyota Business Highlights

TOYOTA FINANCIAL SERVICES



TOYOTA MOTOR SALES (TMS), U.S.A. INC. MONTHLY RESULTS

- The U.S. automobile SAAR figure for June 2012 rebounded back above the 14 million annual rate to 14.1 million.
- TMS June sales totaled 177,795 units, up 60.3% from the prior year period's volume.
- Camry and Camry hybrid sales volume increased 50.2% compared to June 2011 volume. Prius family sales volume rose 341.2%.
- North American production totaled 124,577 units, up 49.0% from the same period in the prior fiscal year.

U.S. light vehicle seasonally adjusted annual rate (SAAR) and Toyota Motor Sales (TMS), U.S.A. Inc. sales July 2007 - June 2012


Seasonally adjusted annual rate (units in millions)
18 16 14 12 10 8 6 4 2 0
300 250 200 150 100 50 0
Toyota U.S. light vehicle sales (units in thousands)
Jul-07 Oct-07 Jan-08 Apr-08 Jul-08 Oct-08 Jan-09 Apr-09 Jul-09 Oct-09 Jan-10 Apr-10 Jul-10 Oct-10 Jan-11 Apr-11 Jul-11 Oct-11 Jan-12 Apr-12

Source: Toyota, Bloomberg, Ward's Automotive Group.
Toyota Division represents Toyota and Scion vehicle sales.
Scion sales for the month totaled 8,400 units, up 143.1% from June 2011 Scion volume.
TMS monthly results include fleet sales volume.

Toyota Motor Sales, U.S.A. Inc. June 2012 unit sales


Toyota Division
Lexus
157,773
20,022

Toyota U.S. June 2012 unit sales - Toyota Division Top 5 makes


Jun-12
Jun-11

	Jun-11	Jun-12
Camry	21.375	32.107
Corolla	18.872	26.647
Prius	4.340	19.150
RAV4	9.105	15.129
Tacoma	8.131	11.864

Thousands of vehicles

Toyota U.S. June 2012 unit sales - Lexus Division Top 5 makes


Jun-12
Jun-11

	Jun-11	Jun-12
RX	5.141	8.641
ES	2.158	3.780
IS	1.631	2.572
GS	0.286	2.020
CT	0.240	1.387

Thousands of vehicles

TOYOTA MOTOR CORPORATION FINANCIAL RESULTS

	Yen in millions	
TMC consolidated financial performance	**FY2011**	**FY2012**
Net Revenues	¥18,993,688	¥18,583,653
Operating Income (Loss)	468,279	355,627
Net Income attributable to TMC (Loss)	408,183	283,559
TMC Consolidated Balance Sheet		
Current Assets	¥11,829,755	¥12,321,189
Noncurrent finance receivables, net	5,556,746	5,602,462
Total Investments and other assets	6,122,505	6,491,934
Property, plant and equipment, net	6,309,160	6,235,380
Total Assets	¥29,818,166	¥30,650,965
Liabilities	¥18,898,142	¥19,584,487
Shareholders' equity	10,920,024	11,066,478
Total Liabilities and Shareholders' Equity	¥29,818,166	¥30,650,965
Operating Income (Loss) by geographic region		
Japan	-¥362,396	-¥207,040
North America	339,503	186,409
Europe	13,148	17,796
Asia	312,977	256,790
Other‡	160,129	108,814
Inter-segment elimination and/or unallocated amount	4,918	-7,142



Production (units)	FY2011	FY2012
Japan	3,721,351	3,940,509
North America	1,338,294	1,274,510
Europe	371,528	383,287
Asia	1,343,719	1,440,890
Other‡	394,829	396,585

Sales (units)	FY2011	FY2012
Japan	1,913,117	2,070,799
North America	2,031,249	1,872,423
Europe	795,534	797,993
Asia	1,255,016	1,326,829
Other‡	1,313,123	1,283,885

‡ "Other" consists of Central and South America, Oceania and Africa.
Source: Toyota Motor Corporation company filings.

TOYOTA MOTOR CREDIT CORPORATION FINANCIAL RESULTS

- Operating results declined from fiscal 2011 primarily due to decreases in total financing revenue, partially offset by declines in interest expense and operating and administrative expenses.
- Lower volume and market share were driven primarily by decreased supply of new Toyota and Lexus vehicles and a lower level of TMS subvention programs.
- The overall credit quality of our consumer portfolio in fiscal 2012 continued to benefit from our focus on purchasing practices and collection efforts.
- Strength in used vehicle values also contributed to the portfolio's strong performance.

U.S. dollars in millions

TMCC financial performance	FY2011	FY2012
Total financing revenues	$8,064	$7,429
Income before income taxes	3,003	2,423
Net Income	1,853	1,486
Debt-to-Equity Ratio	11.3x	9.6x



TFS - Market Share[1]
FY2011
FY2012
FY2012
61.7%
FY2011
70.2%



TMCC - Percentage of contracts subvened
FY2011
FY2012
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
61.5%
47.6%
19.0%
23.7%
91.5%
85.1%
New retail contracts
Used retail contracts
Lease contracts



TMCC - Vehicle financing volume
FY2011
FY2012
800
600
400
200
0
634
567
368
325
351
242
New retail contracts
Used retail contracts
Lease contracts



TMCC - Portfolio performance and contract volume
Net charge-offs as a percentage of average gross earning assets
Aggregate balances for accounts 60 or more days past due as a percentage of gross earning assets
1.50%
1.25%
1.00%
0.75%
0.50%
0.25%
0.00%
FY2008
FY2009
FY2010
FY2011
FY2012

[1]*TFS market share represents the percentage of total domestic TMS sales of new Toyota and Lexus vehicles financed by us, excluding non-Toyota/Lexus sales, sales under dealer rental car and commercial fleet programs and sales of a private Toyota distributor.*

TMCC LIQUIDITY & CAPITAL RESOURCES

- TMCC maintains direct relationships with institutional commercial paper investors through its **Sales & Trading team**, awarding TMCC access to a variety of domestic and global markets.
- TMCC's financial liabilities composition is provided in the adjacent chart. For the past fiscal year, commercial paper across all programs ranged from approximately $16.1 billion to $21.7 billion with an average outstanding balance of $19.0 billion. As of March 31, 2012, commercial paper had an average remaining maturity of 82 days.
- Commercial Paper is issued direct under three, distinct 3(a)(3) programs: Toyota Motor Credit Corp, Toyota Credit de Puerto Rico, and Toyota Credit Canada Inc.



TMCC - Financial liabilities comparison
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
Amount ($ millions)
10.6
46.7
19.9
9.8
42.2
21.2
FY2011
FY2012
Paper

MOVING FORWARD IN 2012

- Toyota will launch 19 new or updated models this year, including 7 from Toyota, 9 from Lexus and 3 from Scion
- Continued industry leader in power-train, safety and production with the most fuel-efficient line-up of any full-line OEM
- 10 hybrid models currently sold in the U.S. with a 72% share of the U.S. hybrid market as of May 2012
- Toyota has recently created the Toyota in Action website highlighting the company's operations, innovations, community, and people across the United States. Please visit www.toyotainaction.com, to learn more about our U.S. activities and impact.

Forward looking statements are subject to risks and uncertainties that could cause actual results to fall short of current expectations. Toyota and its affiliates discuss these risks and uncertainties in filings they make with the Securities and Exchange Commission.

The Toyota Financial Services Sales & Trading team engages in direct dialogue with institutional investors delivering a variety of fixed income products to meet our clients' investment objectives and risk tolerances. We focus on providing simple, personal, and proactive service in the execution of all trades.

Sales & Trading Contacts
Jeff Carter
Head of Sales & Trading
(310) 468-6197
jeff_carter@toyota.com

Nicholas Ro
Sales & Trading Manager
(310) 468-7758
nicholas_ro@toyota.com

East Region
David Johnson
Treasury Manager - East Region
(310) 468-7343
david_johnson@toyota.com

Richard Kinzly
East Region Representative
(310) 468-5302
richard_kinzly@toyota.com

Central Region
Hank Kim
Central Region Representative
(310) 468-3518
hank_kim@toyota.com

Darren Marco
Central Region Representative
(310) 468-5330
darren_marco@toyota.com

West Region
Ricky Chen
West Region Representative
(310) 468-3509
ricky_chen@toyota.com

Please direct all inquiries to (800) 292-1147 or email us at *tfs_trading@toyota.com*